                                  EXHIBIT 99.5

                          AGREEMENT AND PLAN OF MERGER



                                      AMONG


                              VORNADO REALTY TRUST,

                              PORTLAND PARENT, INC.

                        PORTLAND STORAGE ACQUISITION CO.,

                                       AND

                              AMERICOLD CORPORATION







                         Dated as of September 26, 1997


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                                TABLE OF CONTENTS


                                                                    Page


ARTICLE I

      DEFINITIONS......................................................1

ARTICLE II

      THE MERGER.......................................................7
      2.1      The Merger..............................................7
      2.2      Articles of Incorporation...............................8
      2.3      By-Laws.................................................8
      2.4      Directors and Officers..................................8
      2.5      Shareholders' Meeting...................................9
      2.6      Effective Time..........................................9

ARTICLE III

      CONVERSION OF SHARES.............................................9
      3.1      Americold Stock.........................................9
      3.2      Options................................................11
      3.3      Dissenting Shares......................................11
      3.4      Acquisition Co. Common Stock...........................11
      3.5      Payment for Shares.  ..................................12
      3.6      Adjustment to Prevent Dilution.........................15

ARTICLE IV

      REPRESENTATIONS AND WARRANTIES OF AMERICOLD.....................15
      4.1      Organization, etc......................................15
      4.2      Authorization and Binding Obligation...................17
      4.3      Capitalization.........................................18
      4.4      Consents and Approvals; No Conflicts...................19
      4.5      Financial Statements; SEC Reports......................20



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      4.6      Undisclosed Liabilities................................21
      4.7      Governmental Approvals and Authorizations..............22
      4.8      Compliance with Laws...................................22
      4.9      Absence of Certain Payments............................22
      4.10     Real Property..........................................23
      4.11     Property...............................................24
      4.12     Intellectual Property..................................25
      4.13     Absence of Conflicts of Interest.......................26
      4.14     Contracts..............................................26
      4.15     Labor Matters..........................................27
      4.16     Employee Benefit Plans.................................27
      4.17     Actions Pending........................................30
      4.18     Affiliate Transactions.................................30
      4.19     Absence of Certain Changes.  ..........................30
      4.20     Insurance..............................................30
      4.21     Taxes..................................................31
      4.22     Environmental Matters..................................32
      4.23     Brokers, Finders, etc..................................34

ARTICLE V

      REPRESENTATIONS AND WARRANTIES
      OF VORNADO, THE PARENT AND ACQUISITION CO.......................34
      5.1      Organization and Standing..............................34
      5.2      Authorization and Binding Obligation...................35
      5.3      Consents and Approvals; No Conflicts...................35
      5.4      Litigation.............................................36
      5.5      Finders and Investment Bankers.........................36
      5.6      Financing, etc.........................................37

ARTICLE VI

      COVENANTS.......................................................37
      6.1      Conduct of Business....................................37
      6.2      Third-Party Consents...................................40
      6.3      Compliance with OBCA; Filings; Information
               Statement..............................................40
      6.4      Additional Agreements..................................42
      6.5      Acquisition Proposals..................................42


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      6.6      Public Announcements...................................43
      6.7      Consent of the Parent..................................43
      6.8      Transfer Taxes.........................................44
      6.9      Officers' and Directors' Insurance;
               Indemnification of Officers and Directors..............44
      6.10     Americold Indebtedness.................................44
      6.11     Access.................................................45
      6.12     Management Arrangements................................45

ARTICLE VII

      CLOSING CONDITIONS..............................................45
      7.1      Conditions Precedent to the Obligations of
               All Parties............................................45
      7.2      Additional Conditions to the Obligation of
               Americold..............................................46
      7.3      Conditions Precedent to Obligations of
               Vornado, the Parent and Acquisition Co.................47

ARTICLE VIII

      CLOSING.........................................................49
      8.1      Time and Place.........................................49
      8.2      Filings at the Closing; Other Actions..................49

ARTICLE IX

      NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
      COVENANTS.......................................................49

ARTICLE X

      TERMINATION RIGHTS..............................................49
      10.1     Termination............................................49
      10.2     Procedure and Effect of Termination....................50


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ARTICLE XI

      OTHER PROVISIONS................................................51
      11.1     Amendment and Modification.............................51
      11.2     Benefit and Assignment.................................51
      11.3     No Third-Party Beneficiaries...........................51
      11.4     Entire Agreement.......................................51
      11.5     Expenses...............................................52
      11.6     Headings...............................................52
      11.7     Choice of Law..........................................52
      11.8     Notices................................................52
      11.9     Counterparts...........................................54


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SCHEDULES

Schedule 1.5                  Americold Indebtedness
Schedule 1.38                 Knowledge
Schedule 1.48                 Options
Schedule 2.4                  Officers of Surviving Corporation
Schedule 4.1(a)               Americold Qualification
Schedule 4.1(b)               Americold Subsidiaries;
                              Qualification
Schedule 4.1(c)               Third Party Interests
Schedule 4.3                  Capitalization
Schedule 4.4                  Consents and Approvals; No
                              Conflicts
Schedule 4.5                  Financial Statements
Schedule 4.6                  Undisclosed Liabilities
Schedule 4.7                  Governmental Approvals and
                              Authorizations
Schedule 4.8                  Compliance with Laws
Schedule 4.10                 Real Property
Schedule 4.11                 Property
Schedule 4.12                 Intellectual Property
Schedule 4.13                 Contracts
Schedule 4.14                 Conflicts of Interest
Schedule 4.15                 Labor Matters
Schedule 4.16                 Plans
Schedule 4.17                 Litigation
Schedule 4.18                 Affiliate Transactions
Schedule 4.19                 Adverse Changes
Schedule 4.20                 Insurance
Schedule 4.21                 Taxes
Schedule 4.22                 Environmental Matters
Schedule 4.23                 Americold Finders
Schedule 6.1                  Conduct of Business
Schedule 6.1(d)               Certain Agreements
Schedule 6.1(g)               Financing Matters
Schedule 6.1(h)               Employee Matters
Schedule 6.2                  Third Party Consents


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EXHIBITS


Exhibit A               Americold Principal Shareholders


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                          AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER, dated as of September 26, 1997 (the "Agreement"), among VORNADO REALTY TRUST, a Maryland real estate investment trust ("Vornado"), PORTLAND PARENT, INC., a Delaware corporation (the "Parent"), PORTLAND STORAGE ACQUISITION CO., a Delaware corporation and a wholly-owned subsidiary of the Parent ("Acquisition Co."), and AMERICOLD CORPORATION, an Oregon corporation ("Americold").


                                    ARTICLE I

                                   DEFINITIONS

            Unless otherwise stated, the following terms when used herein have the meanings assigned to them below.

            1.1 "Acquisition Co." has the meaning set forth in the preamble to this Agreement.

            1.2 "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

            1.3 "Americold" has the meaning set forth in the preamble to this Agreement.

            1.4 "Americold Common Stock" means the common stock, par value $.01 per share, of Americold.

            1.5 "Americold Indebtedness" means the indebtedness of Americold under the agreements and instruments listed in Schedule 1.5 hereto.


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            1.6 "Americold Preferred Stock" means the Series A Variable Rate
Cumulative Preferred Stock, par value $100 per share, of Americold.

            1.7 "Americold Principal Shareholder" means each of the Persons set forth on Exhibit A to this Agreement.

            1.8 "Americold Representatives" has the meaning set forth in Section
6.5 hereof.

            1.9 "Americold Shareholders' Meeting" has the meaning set forth in
Section 2.5 hereof.

            1.10 "Americold Subsidiary" means any corporation, partnership, limited liability company, joint venture or other entity of which Americold owns, directly or indirectly, at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power or otherwise has the right or power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership, limited liability company, joint venture or other entity.

            1.11 "Applicable Law" means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority and (ii) orders, decisions, rulings, injunctions, judgments, awards and decrees or consents of or agreements with any Governmental Authority.

            1.12 "Articles of Merger" has the meaning set forth in Section 2.6 hereof.

            1.13 "Board" has the meaning set forth in Section 4.2(b) hereof.

            1.14 "Business Day," whether or not initially capitalized, means every day of the week excluding Saturdays, Sundays and federal holidays.


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            1.15 "Certificates" has the meaning set forth in Section 3.5(a)
hereof.

            1.16 "Closing" means the closing of the Merger.

            1.17 "Closing Date" means the date on which the Closing occurs.

            1.18 "Code" means the Internal Revenue Code of 1986, as amended, together with all regulations and rulings issued thereunder by any Governmental Authority.

            1.19 "Common Stock Consideration" means $20.70.

            1.20 "Contracts" has the meaning set forth in Section 4.14 hereof.

            1.21 "DGCL" means the Delaware General Corporation Law.

            1.22 "Dissenting Shares" has the meaning set forth in Section 3.3 hereof.

            1.23 "Effective Time" has the meaning set forth in Section 2.6 hereof.

            1.24 "Environmental Laws" means all Applicable Laws relating to the protection of human health or the environment.

            1.25 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the regulations and rulings issued thereunder by any Governmental Authority.

            1.26 "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.


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            1.27 "Exercise Price" means, with respect to any Option, the price at which the holder of such Option is entitled to purchase one share of Americold Common Stock upon exercise of such Option.

            1.28 "Filings" has the meaning set forth in Section 6.3(b) hereof.

            1.29 "Financial Statements" has the meaning set forth in Section 4.5 hereof.

            1.30 "GAAP" means United States generally accepted accounting principles.

            1.31 "Governmental Approvals" has the meaning set forth in Section
4.7 hereof.

            1.32 "Governmental Authority" means any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case to the extent the same has jurisdiction over the Person or property in question.

            1.33 "HSRA" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations adopted thereunder.

            1.34 "Information Statement" has the meaning set forth in Section
2.5 hereof.

            1.35 "IRS" means the Internal Revenue Service of the United States.

            1.36 "Kelso" means Kelso & Company.

            1.37 "Kelso Fee" has the meaning set forth in Section 7.2(f).


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            1.38 "Knowledge" means, with respect to Americold or any Americold
Subsidiary, the actual knowledge of any of the individuals set forth on Schedule
1.38 hereto.

            1.39 "Leased Property" has the meaning set forth in Section 4.10 hereof.

            1.40 "Liens" means all debts, liens, security interests, mortgages, pledges, judgments, trusts, adverse claims, liabilities, encumbrances, material rights of way, charges which are liens and other impairments of title of any kind other than Permitted Liens.

            1.41 "Material Adverse Effect" means a material adverse effect on the business, assets, properties, liabilities or financial condition of Americold and the Americold Subsidiaries, taken as a whole, or on the ability of Americold timely to consummate the transactions contemplated hereby.

            1.42 "Merger" has the meaning set forth in Section 2.1 hereof.

            1.43 "Merger Consideration" means the sum of the aggregate Common Stock Consideration and the aggregate Preferred Stock Consideration.

            1.44 "Merger Filings" has the meaning set forth in Section 2.6 hereof.

            1.45 "Notice" has the meaning set forth in Section 6.3(a) hereof.

            1.46 "OBCA" means the Oregon Business Corporation Act.

            1.47 "Option Consideration" has the meaning set forth in Section 3.2 hereof.


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            1.48 "Options" means the outstanding options to purchase Americold
Common Stock issued prior to the date hereof pursuant to the option plans listed on Schedule 1.48 hereto.

            1.49 "Owned Property" has the meaning set forth in Section 4.10 hereof.

            1.50 "O.R.S." means the Oregon Revised Statutes, as amended.

            1.51 "Parent" has the meaning set forth in the preamble to this Agreement.

            1.52 "Permitted Liens" has the meaning set forth in Section 4.10 hereof.

            1.53 "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority or any other government or political subdivision or an agency or instrumentality thereof.

            1.54 "Plans" has the meaning set forth in Section 4.16 hereof.

            1.55 "Preferred Stock Consideration" means $100.00, plus the amount per share of all accrued and unpaid dividends on the Preferred Stock to the Closing Date.

            1.56 "Real Property" has the meaning set forth in Section 4.10 hereof.

            1.57 "Real Estate Laws" means any applicable building, zoning, subdivision and other land use and similar laws, codes, ordinances, rules, regulations and orders of Governmental Authorities.

            1.58 "Returns" has the meaning set forth in Section 4.21 hereof.


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            1.59 "SEC" means the United States Securities and Exchange
Commission.

            1.60 "SEC Reports" has the meaning set forth in Section 4.5(b) hereof.

            1.61 "Surviving Corporation" has the meaning set forth in Section
2.1 hereof.

            1.62 "Surviving Corporation Common Stock" has the meaning set forth in Section 3.4 hereof.

            1.63 "Tax" has the meaning set forth in Section 4.21 hereof.

            1.64 "Takeover Statute" has the meaning set forth in Section 4.2(d) hereof.

            1.65 "Transfer Taxes" means all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees imposed by any Governmental Authority in connection with a merger.

            1.66 "Vornado" has the meaning set forth in the preamble of this Agreement.


                                   ARTICLE II

                                   THE MERGER

            2.1 The Merger. In accordance with the provisions of this Agreement and the OBCA and the DGCL, at the Effective Time (i) Acquisition Co. shall be merged with and into Americold (the "Merger"), and Americold shall be the surviving corporation of the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Oregon;


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(ii) the name, identity, existence, rights, privileges, powers, franchises, properties and assets of Americold shall continue unaffected and unimpaired; and
(iii) the separate existence of Acquisition Co. shall cease, and all of the rights, privileges, powers, franchises, properties and assets of Acquisition Co. shall be vested in Americold. The name of the surviving corporation shall be "Americold Corporation."

            2.2 Articles of Incorporation. The Articles of Incorporation of Americold in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by law, except that Article III thereof shall be amended and restated in its entirety as follows:

                    "The aggregate number of
                    shares which the
                    Corporation shall have
                    authority to issue is 1,000
                    shares of Common Stock, par
                    value $.01 per share."

            2.3 By-Laws. The By-Laws of Americold in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended, altered or repealed as provided therein.

            2.4 Directors and Officers. The directors of Acquisition Co. immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation until his or her successor is appointed and qualified or until his or her earlier death, resignation or removal. The individuals set forth on Schedule 2.4 shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation until his or her successor is appointed and


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qualified or until his or her earlier death, resignation or removal.

            2.5 Shareholders' Meeting. Americold shall, as soon as practicable following the date of this Agreement, duly call, convene and hold a meeting of its shareholders (the "Americold Shareholders' Meeting") for the purpose of obtaining the approval of this Agreement by the shareholders of Americold entitled to vote thereon.

            2.6 Effective Time. The Merger shall become effective upon the later to occur of the filing of articles of merger with the Secretary of State of the State of Oregon in accordance with O.R.S. 60.494 and 60.501 (the "Articles of Merger") and the filing with the Secretary of State of the State of Delaware of a certificate of merger in accordance with Sections 252 and 103 of the DGCL (together with the Articles of Merger, the "Merger Filings"). The Merger Filings shall be filed simultaneously with the Closing. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."


                                   ARTICLE III

                              CONVERSION OF SHARES

            3.1 Americold Stock. (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Americold Common Stock (except for (i) any shares of Americold Common Stock then owned beneficially or of record by Vornado, the Parent or Acquisition Co. or any other subsidiary of Vornado, (ii) shares of Americold Common Stock then held in the treasury of Americold or any Americold Subsidiary, and (iii) Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive cash from the Parent in an amount per share equal to the Common Stock Consideration.


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            (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Americold Preferred Stock (except for (i) any shares of Americold Preferred Stock then owned beneficially or of record by Vornado, the Parent or Acquisition Co. or any other subsidiary of Vornado and (ii) shares of Americold Preferred Stock then held in the treasury of Americold or any Americold Subsidiary) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive cash from the Parent in an amount per share equal to the Preferred Stock Consideration.

            (c) Each share of Americold Common Stock or Americold Preferred Stock which is then owned beneficially or of record by Vornado, the Parent or Acquisition Co. or any other direct or indirect subsidiary of Vornado shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, without any conversion thereof.

            (d) Each share of Americold Common Stock or Americold Preferred Stock held in the treasury of Americold or any Americold Subsidiary immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist, without any conversion thereof.

            (e) The holders of certificates representing shares of Americold Common Stock or Americold Preferred Stock shall, as of the Effective Time, cease to have any rights as shareholders of Americold, except such rights, if any, as they may have pursuant to the OBCA, and, except as aforesaid, their sole right shall be the right to receive their pro rata share of the Common Stock Consideration or the Preferred Stock Consideration, as the case may be, as determined and paid in the manner set forth in this Agreement.


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            3.2 Options. Prior to the Effective Time, Americold shall take such actions as may be necessary such that immediately prior to the Effective Time, each Option outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be canceled and only entitle the holder thereof to receive, as soon as reasonably practicable after the surrender thereof, cash in an amount (the "Option Consideration") equal to the product of (i) the number of shares of Americold Common Stock into which such Option is exercisable times
(ii) the excess of the Common Stock Consideration over the Exercise Price for such Option.

            3.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Americold Common Stock which are held by shareholders who shall have effectively dissented from the Merger and perfected their dissenters' rights in accordance with the provisions of O.R.S. 60.564 and 60.571 (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive any Common Stock Consideration, but the holders thereof shall be entitled to payment from the Surviving Corporation of the fair value of such shares in accordance with the provisions of O.R.S. 60.577; provided, however, that if any such holder shall have failed to perfect such appraisal rights or shall have effectively withdrawn or lost such rights, pursuant to O.R.S. 60.687 or otherwise, his or her shares of Americold Common Stock shall thereupon be converted into and exchangeable for, at the Effective Time, their pro rata share of the aggregate Common Stock Consideration as determined and paid in the manner set forth in this Agreement.

            3.4 Acquisition Co. Common Stock. Each share of common stock, par value $.01 per share, of Acquisition Co. (the "Acquisition Co. Common Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving


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Corporation Common Stock"). From and after the Effective Time, each outstanding certificate theretofore representing shares of Acquisition Co. Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Acquisition Co. Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to the Parent a stock certificate or certificates representing 1,000 shares of Surviving Corporation Common Stock in exchange for the certificate or certificates which formerly represented shares of Acquisition Co. Common Stock, which shall be canceled.

            3.5 Payment for Shares. (a) Prior to the Effective Time, the Parent shall designate a business entity regularly engaged in such work and which is reasonably satisfactory to Americold to act as Paying Agent with respect to the Merger (the "Paying Agent"). Each record holder (other than Vornado, Parent, Acquisition Co. or any other subsidiary of Vornado) of Americold Common Stock or Americold Preferred Stock immediately prior to the Effective Time will be entitled to receive, upon surrender to the Paying Agent of the certificates representing such shares of Americold Common Stock or Americold Preferred Stock, as the case may be (collectively, the "Certificates") for cancellation, cash in an amount equal to the product of the number of shares of Americold Common Stock or Americold Preferred Stock previously represented by the Certificates multiplied by the Common Stock Consideration or Preferred Stock Consideration, as the case may be, subject to any required withholding of taxes. At or prior to the Effective Time, the Parent shall make available to the Paying Agent sufficient funds to make all payments in amounts determined pursuant to the preceding sentence. No interest shall accrue or be paid on the cash payable upon the surrender of the Certificates. Any funds delivered or made available to the Paying Agent pursuant to this Section 3.5(a) and not exchanged for Certificates within six months after the Effective Time will be returned by the Paying Agent to the


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Surviving Corporation, which thereafter will act as Paying Agent, subject to the rights of holders of unsurrendered Certificates under this Section 3.5(a), and any former shareholders of the Company who have not previously exchanged their Certificates will thereafter be entitled to look only to the Surviving Corporation for payment of their claim for the consideration set forth in
Section 3.1, without any interest, but will have no greater rights against the Surviving Corporation than may be accorded to general creditors thereof under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Americold Common Stock or Americold Preferred Stock for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. As soon as practicable after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each record holder of shares of Americold Common Stock and Americold Preferred Stock (other than the Americold Principal Shareholders) (i) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent), which letter shall be in customary form, and (ii) instructions for use in effecting the surrender of the Certificates for payment.

            (b) With respect to any Certificate alleged to have been lost, stolen or destroyed, the owner or owners of such Certificate shall be entitled to the consideration set forth above upon delivery to the Surviving Corporation of an affidavit of such owner or owners setting forth such allegation and an indemnity agreement to indemnify Vornado, the Parent and the Surviving Corporation, on terms reasonably satisfactory to Vornado, against any claim that may be made against any of them on account of the alleged loss, theft or destruction of any such Certificate or the delivery of the payment set forth above.


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            (c) Notwithstanding Section 3.5(a), immediately following the
Effective Time, each Americold Principal Shareholder, upon surrender of the Certificate or Certificates representing all of the shares of Americold Common Stock and Americold Preferred Stock owned by such Americold Principal Shareholder together with the related letter of transmittal, shall be entitled to receive, in immediately available funds, the amount of cash into which the aggregate number of shares of Americold Common Stock and Americold Preferred Stock represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement.

            (d) If consideration is to be delivered to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to delivery of the consideration that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such consideration shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

            (e) Until surrendered in accordance with the provisions of this
Section 3.5, from and after the Effective Time, each Certificate (other than (i) Certificates representing shares of Americold Common Stock or Americold Preferred Stock owned beneficially or of record by Vornado, the Parent, Acquisition Co. or any other subsidiary of Vornado, (ii) Certificates representing shares of Americold Common Stock or Americold Preferred Stock held in the treasury Americold or any Americold Subsidiary and (iii) Dissenting Shares in respect of which appraisal rights are perfected) shall represent for all purposes the right to receive the cash pursuant to Section 3.1(a) or (b), as applicable, as determined and paid in the manner set forth in this Agreement.


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            (f) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Americold Common Stock, shares of Americold Preferred Stock or Options that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the applicable consideration referred to in this
Section 3.5.

            3.6 Adjustment to Prevent Dilution. In the event that Americold changes the number of shares of Americold Common Stock or Americold Preferred Stock or securities convertible or exchangeable into or exercisable for shares of Americold Common Stock or Americold Preferred Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Common Stock Consideration and Preferred Stock Consideration shall be equitably adjusted.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF AMERICOLD

            Americold hereby represents and warrants to the Parent and Acquisition Co. as follows:

            4.1 Organization, etc. (a) Americold is a corporation duly organized and validly existing under the laws of the State of Oregon and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Americold is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed


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would not individually or in the aggregate have a Material Adverse Effect or materially restrict the ability of Americold to conduct business as presently conducted by it in such jurisdiction. Each jurisdiction where Americold is so qualified is listed on Schedule 4.1(a) hereto. Except as set forth on Schedule 4.1(b) hereto, there are no Americold Subsidiaries and, except as set forth on
Schedule 4.1(b) hereto, Americold does not own, directly or indirectly, any capital stock of or equity interests in any Person. Americold has heretofore delivered or made available to the Parent accurate and complete copies of the Articles of Incorporation and By-Laws of Americold, as amended and in effect on the date hereof. The stock certificate books and ledgers of Americold, which have been made available to the Parent, accurately reflect, at the date hereof, the ownership of the issued and outstanding capital stock of Americold.

            (b) Each Americold Subsidiary is listed on Schedule 4.1(b) hereto, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry out its business as now being conducted. Each Americold Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate have a Material Adverse Effect or materially restrict the ability of such Americold Subsidiary to conduct business as presently conducted by it in such jurisdiction. Each jurisdiction where each Americold Subsidiary is so qualified is listed on Schedule 4.1(b) hereto. Americold has heretofore delivered to the Parent accurate and complete copies of the Articles of Incorporation and By-Laws or other organizational documents of each Americold Subsidiary, as amended and in effect on the date hereof.


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            (c) Except as set forth on Schedule 4.1(c) hereto, Americold owns of record and beneficially 100% of the issued and outstanding capital stock and all other equity interests in each Americold Subsidiary, free and clear of any Liens.

            4.2 Authorization and Binding Obligation. (a) Americold has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Subject to the approvals referred to in Section 2.5, Americold's execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action on the part of Americold and this Agreement has been duly executed and delivered by Americold. Except for the actions referred to in Sections 2.5, 4.2(b) and 4.2(d) hereof, which actions are in full force and effect, and the giving of notice in accordance with O.R.S. 60.214, 60.561 and 60.567, no other corporate action or proceedings on the part of Americold are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. Subject to the approvals referred to in Section 2.5, this Agreement constitutes the valid and binding obligation of Americold, enforceable against Americold in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar rights of creditors generally and by general principles of equity.

            (b) The Board of Directors of Americold (the "Board") has authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and has not withdrawn such authorization. A true and complete copy of such approvals by the Board has been delivered to the Parent. The Board of Directors of Americold has received the opinion of its financial advisors, Houlihan, Lokey, Howard & Zukin, to the effect that the consideration to be paid by Parent to the holders of the shares of Americold Common Stock and Americold Preferred Stock in the Merger is fair to such holders from a financial point of view.


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            (c) Subsequent to the giving of the authorization referred to in the preceding paragraph, each Americold Principal Shareholder has executed and delivered to the Parent an irrevocable proxy authorizing the Parent to vote, at the Americold Shareholders' Meeting, the shares of Americold Common Stock set forth opposite such Americold Principal Shareholder's name on Exhibit A hereto, which shares represent all shares of Americold Common Stock owned beneficially or of record by such Americold Principal Shareholder, in favor of adopting this Agreement. Each Americold Principal Shareholder acknowledges, and the proxy recites, that such proxy is coupled with an interest.

            (d) The Board has taken all appropriate action so that the entry into this Agreement, the granting of the proxies provided for under Section 4.2(c) hereof and the consummation of the transactions contemplated by this Agreement shall be exempted from the provisions of O.R.S. 60.801-60.816 and
60.825. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation, including, without limitation, O.R.S. 60.801-60.816 and 60.825 (each, a "Takeover Statute") or any applicable anti-takeover provision in the Articles of Incorporation and By-laws of Americold is, or at the Effective Time will be, applicable to Americold, the shares of Americold Common Stock and Americold Preferred Stock, the Merger or the other transactions contemplated by this Agreement.

            4.3 Capitalization. (a) The authorized Americold Common Stock and other authorized capital stock of Americold and each of the Americold Subsidiaries is as set forth on Schedule 4.3 hereto. All issued and outstanding shares of Americold Common Stock and other equity interests of Americold and each of the Americold Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Schedule 4.3 hereto sets forth the name of each Person who owns beneficially or of record any shares of capital stock and other equity interests of


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any Americold Subsidiary and, in the case of each Americold Subsidiary, the number of shares owned by each such Person.

            (b) Except as set forth on Schedule 4.3 hereto, there are not now, and at the Effective Time there will not be, any options, warrants, calls, subscriptions, or other rights or other agreements or commitments of any nature whatsoever obligating Americold or any of the Americold Subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any additional shares of Americold Common Stock or other equity interest of Americold or any of the Americold Subsidiaries, or any securities or obligations convertible into or exchangeable for any such Americold Common Stock or other equity interests, or obligating Americold or any of the Americold Subsidiaries to grant, extend or enter into any such agreement or commitment and no authorization therefor has been given or made by Americold or any Americold Subsidiary. Except for the arrangements described in Schedule 4.3 hereto, there are no contractual arrangements that obligate Americold or any Americold Subsidiary to (i) repurchase, redeem or otherwise acquire any of its capital stock or its other equity interests or (ii) pay any Person any consideration that is calculated with reference to the consideration to be paid to the Americold Shareholders under this Agreement.

            4.4 Consents and Approvals; No Conflicts. Except for applicable requirements of the HSRA and as set forth on Schedule 4.4 hereto and the approvals referred to in Sections 2.5 and 4.2(b) hereof, the giving of notice in accordance with O.R.S. 60.214 and the filing and recordation of the Merger Filings as required by the OBCA and the DGCL, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other third party is necessary for the consummation by Americold of the transactions contemplated by this Agreement, except where the failure to make such filing or obtain such authorization, consent or approval would not individually or in the aggregate have a Material Adverse Effect. Subject to


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
obtaining such approvals and making such filings, neither the execution and delivery of this Agreement by Americold nor the consummation by Americold of the transactions contemplated hereby, nor compliance by Americold with any of the provisions hereof, will (i) result in any violation of any provision of the Articles of Incorporation or By-Laws or other organizational documents of Americold or any Americold Subsidiary, (ii) violate any Applicable Law or (iii) except as set forth on Schedule 4.4 hereto, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to a right of any Person to terminate, cancel or accelerate the payment or performance of any liability, obligation or commitment under any contract (including any Contract listed in Schedule 4.13 hereto) to which Americold or any of the Americold Subsidiaries is a party, or by which any of their respective properties are bound, except, in the case of clauses (ii) and
(iii) above, where such violation, breach, default or right of termination, cancellation or acceleration would not individually or in the aggregate have a Material Adverse Effect.

            4.5 Financial Statements; SEC Reports. (a) Americold has furnished the Parent with (i) a consolidated balance sheet of Americold as at February
28, 1997 and consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows of Americold for such year, together with the related audit report of KPMG Peat Marwick LLP and (ii) an unaudited consolidated balance sheet of Americold as of August 31, 1997 and an unaudited consolidated statement of operations of Americold for the six-month period ended August 31, 1997. All such financial statements are referred to herein collectively as the "Financial Statements." Other than as set forth in Schedule 4.5 hereto, the Financial Statements (including any related schedules and/or notes) have been prepared in accordance with GAAP consistently applied throughout the periods presented, except that the unaudited financial statements are subject to year-end adjustments and do not contain footnotes. The balance sheets included in the


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
Financial Statements fairly present, in all material respects, the financial position of Americold and the Americold Subsidiaries as at the dates thereof, and the statements of operations, changes in shareholders' equity (deficit) and cash flows included in the Financial Statements fairly present, in all material respects, the results of the operations, changes in shareholders' equity (deficit) and cash flows, respectively, of Americold and the Americold Subsidiaries for the periods indicated.

            (b) The Company has filed all forms, reports, statements and schedules with the SEC required to be filed pursuant to the Exchange Act, and the regulations of the SEC thereunder, since January 1, 1996. As of their respective dates, all reports (including the financial statements included or incorporated therein) filed by Americold with the SEC (collectively, the "SEC Reports") complied in all material respects with all applicable requirements of the Exchange Act and the regulations of the SEC thereunder applicable to such SEC Reports, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            4.6 Undisclosed Liabilities. Except (i) to the extent reflected or reserved against in the August 31, 1997 balance sheet of Americold included in the Financial Statements, (ii) to the extent specifically set forth on Schedule
4.6 hereto, and/or (iii) for obligations of Americold arising in the ordinary course of the performance of its responsibilities under any Contracts (as defined in Section 4.14 hereof) listed on Schedule 4.14 or any agreement which is not required to be listed on Schedule 4.14 because of the limitations set forth in Section 4.14, neither Americold nor any Americold Subsidiary has any liabilities or obligations of any nature, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise which would individually or in the aggregate have a Material Adverse Effect.


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
            4.7 Governmental Approvals and Authorizations. Except as set forth in Schedule 4.7 hereto, all approvals, permits, qualifications, authorizations, licenses, franchises, consents, orders, registrations or other approvals (collectively, the "Governmental Approvals") of all Governmental Authorities which are necessary in order to permit Americold and the Americold Subsidiaries to carry on their respective businesses have been obtained and are in full force and effect, except where the failure to obtain such approval, permit, qualification, authorization, license, franchise, consent, order, registration or other approval, or the failure to be in full force and effect, would not individually or in the aggregate have a Material Adverse Effect. There has been no violation, cancellation, suspension or revocation of any such Governmental Approval. This Section 4.7 does not relate to environmental matters, which are the subject of Section 4.22.

            4.8 Compliance with Laws. Except as set forth on Schedule 4.8 hereto, neither Americold nor any Americold Subsidiary is in conflict with or in violation or breach of or default under (a) any Applicable Law or (b) any provision of its organizational documents, and since February 28, 1997, neither Americold nor any Americold Subsidiary has received any written notice alleging any such conflict, violation, breach or default, except for any such violations, breaches or defaults which would not individually or in the aggregate have a Material Adverse Effect. This Section 4.8 does not relate to environmental matters, which are the subject of Section 4.22.

            4.9 Absence of Certain Payments. Neither Americold, any Americold Subsidiary, or any director, officer, employee or agent of, or consultant or other representative of, Americold or any Americold Subsidiary, or any other Person authorized to act on behalf thereof, has unlawfully offered, paid or agreed to pay, directly or indirectly, any money or anything of value to or for the benefit of any individual who is or was an official or employee or candidate for office of any Governmental Author-


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
ity, or any employee or agent of any customer or supplier of Americold or any Americold Subsidiary, except for any such offer, payment or agreement to pay which would not individually or in the aggregate have a Material Adverse Effect and would not reasonably be expected to subject Americold or any Americold Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

            4.10 Real Property. Schedule 4.10 hereto sets forth a complete list of (i) all real property and all interests in real property owned in fee by Americold or the Americold Subsidiaries (individually, an "Owned Property") and
(ii) all real property and all interests in real property leased by Americold or the Americold Subsidiaries (individually, a "Leased Property"; together with the Owned Property, the "Real Property"). Except as set forth on Schedule 4.10 hereto, Americold and the Americold Subsidiaries have (i) good, marketable and insurable fee title to all Owned Property, and (ii) good and valid leasehold interests in all Leased Property, and in the case of all of the Owned Properties and those leasehold estates covered by the title insurance policies and update letters or endorsements (as the case may be) set forth on Schedule 4.10 hereto, such title is free and clear of any Liens, except (a) those created or permitted under the Americold Indebtedness, (b) as disclosed in those certain owner's title insurance policies and update letters or endorsements, as the case may be, set forth on Schedule 4.10 hereto, and (c) other easements, rights of way and minor and immaterial liens, charges or encumbrances that do not interfere with the use of the Real Property in the normal conduct of the business of Americold and the Americold Subsidiaries and that do not materially impair the value of the Real Property (collectively, the "Permitted Liens"). Complete and correct copies of each deed or lease relating to the Real Property described on Schedule
4.10 hereto have been furnished or made available to the Parent. The current use and operation of the Real Property does not violate in any material respect any instrument of record affecting the Real Property.


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
Except as disclosed on Schedule 4.10 hereto, since February 28, 1997, no damage or destruction has occurred and, to the Knowledge of Americold, no condemnation or rezoning proceeding has been threatened or commenced with respect to any of the Real Property that would individually or in the aggregate materially impair the continued use or operation of the Owned Property or the Leased Property. To the Knowledge of Americold, the Owned Property is in compliance with all Real Estate Laws, and neither Americold nor any Americold Subsidiary has any Knowledge of any written notice of violation or claimed violation of any Real Estate Law, in either case except where such violation or lack of compliance would not individually or in the aggregate materially restrict the ability of Americold or any Americold Subsidiary to conduct its business as presently conducted by it at any location. Except as disclosed on Schedule 4.10 hereto, neither Americold nor any Americold Subsidiary is obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any Real Property. Neither Americold nor any Americold Subsidiary is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Real Property, other than pursuant to any agreements listed on Schedule 4.14 hereto. This Section 4.10 does not relate to environmental matters, which are the subject of Section 4.22.

            4.11 Property. Schedule 4.11 hereto sets forth a complete list as of August 31, 1997 of each item of property, plant and equipment owned or leased by Americold or any Americold Subsidiary. Except as set forth on Schedule 4.11 hereto, Americold and each of the Americold Subsidiaries has good and valid title to all tangible personal property and assets which it owns, including the material tangible personal property reflected in the balance sheets included in the Financial Statements as being owned by Americold or such Americold Subsidiary, as the case may be, except for such tangible personal property and assets


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
disposed of in the ordinary course of business, consistent with past practice, since August 31, 1997 having a value not in excess of $250,000. Americold and each of the Americold Subsidiaries has a valid legal right to use all assets which it does not own but uses in the conduct of its business, except where the failure to have such valid legal right would not individually or in the aggregate have a Material Adverse Effect.

            4.12 Intellectual Property. (a) Americold and each Americold Subsidiary possesses all patents, trademarks, service marks, trade names, copyrights and licenses that are necessary for the use or ownership of its respective properties and assets, and the maintenance and operation of its respective businesses as currently conducted. Neither Americold nor any Americold Subsidiary uses any registered trademarks, trade names, copyrights or patents (or have applications therefor pending) in connection with their respective businesses, except for those set forth on Schedule 4.12 hereto (collectively referred to as the "Intellectual Property"). Except as set forth on Schedule 4.12 hereto, the Intellectual Property is owned by Americold or a Americold Subsidiary, as indicated on Schedule 4.12 hereto, and is not subject to any license, royalty arrangement or dispute. To the Knowledge of Americold, except as set forth on Schedule 4.12 hereto, no registered trademark or trade name used by Americold or any Americold Subsidiary infringes on any trademark or trade name in any state or country in which such trademark or trade name is used by Americold or such Americold Subsidiary. Neither Americold nor any Americold Subsidiary has received written notification of infringement of any patent, copyright, trademark or trade name, or any application therefor, from any Person.

            (b) Americold and each Americold Subsidiary possesses the right to use all of its logistics and RF software and related data bases for the conduct of its respective operations as currently conducted. To the Knowledge of Americold, no other Person has any material interest in any such software or data bases (other than any


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licensor thereof which is not an officer, director or Affiliate of Americold, any Americold Subsidiary or any Americold Principal Shareholder).

            4.13 Absence of Conflicts of Interest. Except as set forth on
Schedule 4.13 hereto, none of the Americold Principal Shareholders nor any officer, director or Affiliate of Americold or any Americold Subsidiary has any material interest in any material contract or material property (real or personal), tangible or intangible, used in the business of Americold or any Americold Subsidiary.

            4.14 Contracts. Schedule 4.14 hereto lists (or describes in the case of oral contracts) each contract, note, debt instrument, lease, sublease, warehouse services agreement, covenant not to compete, supply agreement, guarantee, licensing agreement, partnership agreement, joint venture agreement, employment agreement (other than employment agreements set forth on Schedule
4.16 hereto), collective bargaining agreement or other agreement or commitment of any kind, whether written or oral, to which Americold or any Americold Subsidiary is a party (other than agreements set forth on Schedule 4.16 hereto) or by which either of them is bound (each, a "Contract"), provided that such Schedule need not list (i) any written or oral Contract or related written Contracts under which the aggregate payments required to be made by or to Americold or any Americold Subsidiary over the life of the Contract or Contracts are less than $300,000, (ii) any rate quote or (iii) any warehouse receipt. Complete copies of every written Contract listed on Schedule 4.14 hereto have been previously made available to the Parent. Each of Americold and the Americold Subsidiaries has performed all material obligations required to be performed by it to date under the Contracts (and every employment contract listed on Schedule 4.16 hereto), and neither Americold nor any Americold Subsidiary has received written (or, to the Knowledge of Americold, oral) notice that it is in material default in the performance of any of its obligations under any Contract.


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            4.15 Labor Matters. Except as described on Schedule 4.15 hereto, since February 28, 1997 there have been no work stoppages or labor difficulties relating to employees of Americold or the Americold Subsidiaries. There are no labor disputes currently subject to any unfair labor practice complaint, grievance procedure, arbitration or litigation, nor is there any default or any event which, with notice or the passage of time or both, would become a default, under any agreement with any labor union or association representing employees of Americold or any Americold Subsidiary, except for any such dispute, procedure, arbitration, litigation or default which would not individually or in the aggregate have a Material Adverse Effect. Except as described on Schedule
4.15 hereto, there are no strikes, picketing, work stoppages or representation petitions pending or, to Americold's Knowledge, threatened with respect to any employee of Americold or any Americold Subsidiary.

            4.16 Employee Benefit Plans. (a) Schedule 4.16 hereto contains a true and complete list of each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, and each bonus, medical, incentive or deferred compensation, severance, retention, change in control, equity incentive or other material employee benefit plan, program or policy maintained or contributed to by Americold or any Americold Subsidiary for the benefit of its respective employees or former employees or with respect to which Americold or a Americold Subsidiary is obligated to contribute on behalf of its employees and current or former Directors (collectively, the "Plans"). Americold has made available to the Parent true and complete copies of all Plans; all related trust agreements and insurance contracts forming a part of any Plans; the most recent actuarial and trust reports prepared for any such Plan; the most recent Form 5500 filed in respect of each such Plan and all schedules thereto; the most recent determination letter issued in respect of each such Plan; the current summary plan descriptions with respect to such Plans for which such


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
a description has been distributed; and all amendments to any such document.

            (b) Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39) as to the qualification thereof under Section 401(a) of the Code and, to the Knowledge of Americold, no amendment has been made to any such Plan since the date of such determination letter that has or would result in the disqualification of such Plan under
Section 401(a) of the Code. Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code. There are no material pending or, to the Knowledge of Americold, threatened claims by or on behalf of any of the Plans or by any employee participating therein (other than routine claims for benefits). All contributions required to have been made by Americold and the Americold Subsidiaries to any Plan pursuant to applicable law (including, without limitation, ERISA and the Code) have been made on a timely basis. Neither Americold nor any of the Americold Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Americold or any of the Americold Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of ERISA in an amount which could be material.

            (c) As of the date hereof, no liability under Title IV of ERISA (other than for the payment of premiums under Section 4007) has been or is expected to be incurred by Americold or any Americold Subsidiary with respect to any ongoing, frozen or terminated "single employee plan", within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them. Americold and any Americold Subsidiary have not incurred and do not expect to incur any withdrawal liability with respect to a multi-


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
employer plan (within the meaning of Section 4063 or 4064 of ERISA).

            (d) No Plan is a multiple employer plan within the meaning of
Section 4063 or 4064 of ERISA.

            (e) Except for Americold and each Americold Subsidiary, no other trade or business, whether or not incorporated, is currently or, within the preceding six years, has been required to be treated as a "single employer" with Americold pursuant to clause (b), (c) or (m) of Section 414 of the Code.

            (f) Neither Americold nor any Americold Subsidiary has any obligations for retiree health and life benefits under any Plan, except as set forth on Schedule 4.16(f) hereto.

            (g) Except as set forth in Schedule 4.16 hereto, the consummation of the transactions contemplated by this Agreement will not (i) entitle any employees of Americold or any Americold Subsidiary to severance pay, (ii) accelerate the time of payments or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Plan or (iii) result in any breach or violation of, or a default under, any of the Plans.

            4.17 Actions Pending. Except as set forth in Schedule 4.17 hereto, there is no civil, criminal or administrative action, suit, hearing, claim, litigation, proceeding or investigation pending or, to the Knowledge of Americold, threatened, against or affecting Americold or any Americold Subsidiary or the business or any of the assets of Americold or any Americold Subsidiary, or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken in connection with this Agreement, and there is no order, decision, ruling, injunction, judgment, award or decree or consent of or agreements with any Governmental Authority against or affecting Americold or any Americold Subsidiary or the business or assets of Americold or any Americold Subsidiary, or which enjoins or prohibits, any action taken or to be taken in connection with this Agreement.

            4.18 Affiliate Transactions. Except as set forth on Schedule 4.18 hereto, there are no existing agreements, understandings or arrangements between Americold or any Americold Subsidiary, on the one hand, and any Affiliate of Americold or any Americold Subsidiary, on the other hand.

            4.19 Absence of Certain Changes. Except as set forth on Schedule
4.19 hereto, since August 31, 1997, (a) Americold and the Americold Subsidiaries have conducted their respective businesses only in the ordinary and usual course of their respective businesses, and (b) there has not been any material adverse change in the financial condition, assets, owned or leased properties, business or results of operations of Americold or any Americold Subsidiary that, individually or in the aggregate, has had a Material Adverse Effect and (c) neither Americold nor any Americold Subsidiary has taken any action of the type described in any clause of Section 6.1.

            4.20 Insurance. Schedule 4.20 hereto lists all material insurance policies maintained by, or for the benefit of, Americold or any Americold Subsidiary, as an insured. All such insurance policies are in full force and effect, all premiums due thereon have been paid and no notice of termination of any such policy has been received by the insured thereunder.

            4.21 Taxes. Except as set forth on Schedule 4.21 hereto, or as reflected or reserved against in the February 28, 1997 balance sheet included in the Financial Statements, (i) Americold and the Americold Subsidiaries have (or by the Closing Date will have) duly and timely filed or caused to be filed all Tax Returns that are required to be filed on or before the Closing Date or the time for filing such returns shall have been validly


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
extended to a date after the Closing Date (collectively, the "Returns"), except to the extent that the failure to so file would not individually or in the aggregate have a Material Adverse Effect; (ii) Americold and the Americold Subsidiaries have paid all Taxes shown or required to be shown on such Returns, and have (or by the Closing will have) withheld to the appropriate Taxing Authority, all federal and state Taxes that are required to be withheld on or before the Closing Date, except to the extent that the failure to so pay, withhold or remit would not individually or in the aggregate have a Material Adverse Effect; (iii) no claim in writing by the IRS or any other Taxing Authority for assessment or collection of Taxes, that are or may become payable by Americold or the Americold Subsidiaries or chargeable as a Lien upon the assets thereof, has been received by Americold or any Americold Subsidiary; (iv) taxable years of Americold and the Americold Subsidiaries through the taxable year ended 1990 have been examined and closed (v) neither Americold nor any Americold Subsidiary has granted any extension or waiver of the limitation period applicable to any Returns, which period (after giving effect to such extension or waiver) has not yet expired; (vi) neither Americold nor any Americold Subsidiary has received any notice in writing of any claim, audit, action, suit, proceeding or investigation now pending against or with respect to Americold or any Americold Subsidiary in respect of any Tax; (vii) there are no requests for rulings or determinations in respect of any Tax pending between Americold or any Americold Subsidiary, on the one hand, and any Taxing Authority on the other; and (viii) neither Americold nor any Americold Subsidiary has (A) been a member of an affiliated group, or (B) filed or been included in a combined, consolidated or unitary Return, in each case involving group members other than Americold and the Americold Subsidiaries and (ix) neither Americold nor any of its subsidiaries has (a) elected to be treated as a "real estate investment trust" for federal income tax purposes for any taxable year ending after December 31, 1993 or (b) acquired, since January 1, 1994, a substantial portion of the assets of an entity whose election to be treated as a "real estate investment trust" has been terminated or revoked.
Schedule 4.21 hereto contains a list of states, territories and jurisdictions (whether foreign or domestic) with respect to which any income Tax Return has been filed by Americold or any Americold Subsidiary within the last three taxable years.

            For purposes of this Agreement: (a) "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by Americold or any Americold Subsidiary, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profits tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) (a "Taxing Authority"), (b) "Taxes" shall have a correlative meaning and (c) "Tax Returns" shall mean reports, returns, information statements relating to Taxes or other documents filed or maintained or required to be filed or maintained, in connection with any Tax.

            4.22 Environmental Matters. Except as set forth on Schedule 4.22 hereto and in the Environmental Reports listed thereon, Americold's and each Americold Subsidiary's operation and use of its assets and the Real Property are in compliance in all respects with all Environmental Laws, except to the extent that any such noncompliance would not individually or in the aggregate have a Material Adverse Effect. Except as set forth on Schedule 4.22 or in the Environmental Reports listed thereon, Americold and the Americold Subsidiaries have obtained all environmental, health and safety permits necessary for the operation of the business of Americold and the Americold Subsidiaries as presently conducted, and all such permits are in full force and effect and Americold and each Americold Subsidiary are in compliance in all respects with the terms and conditions of each such permit, except, in each case, to the extent that any such failure to obtain or noncompliance would not individually or in the aggregate have a Material Adverse Effect. Except as disclosed in Schedule
4.22 or in the Environmental Reports listed thereon and except as could not reasonably be expected to have individually or in the aggregate a Material Adverse Effect, (i) no property currently owned or operated by Americold or any Americold Subsidiary, including the Owned and Leased Properties, has been contaminated in any material respect with any substance regulated under any Environmental Law such that any removal or remedial action is required under Applicable Law; (ii) Americold and the Americold Subsidiaries are not subject to any material liability for any off-site disposal or contamination; and (iii) there are no other conditions or violations involving Americold or any Americold Subsidiary (including the presence of asbestos, underground storage tanks, chlorofluorocarbons, Freon and polychlorinated biphenyls) that are likely to result in any material claims, liabilities or costs or any restrictions on the ownership, use or transfer of any Owned or Leased Property in connection with any Environmental Law. Except as disclosed in Schedule 4.22, to the Knowledge of Americold, there are not other environmental reports, studies, assessments, sampling results or other written environmental analyses relating to any Owned Property ("Environmental Reports") and a copy of each of these Environmental Reports has been made available to Parent at least five days prior to the date hereof.

            4.23 Brokers, Finders, etc. Except as described on Schedule 4.23, neither Americold nor any Americold Subsidiary has employed, or is subject to the valid claim of, any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement or the transactions contemplated hereby, who might be entitled to a fee or commission in connection herewith.


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
                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                   OF VORNADO, THE PARENT AND ACQUISITION CO.

            Vornado, the Parent and Acquisition Co., jointly and severally, represent and warrant to Americold as follows:

            5.1 Organization and Standing. Vornado is a real estate investment trust duly organized and in good standing under the laws of the State of Maryland and has the power and authority to carry on its business as presently conducted, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on its ability to timely perform its obligations hereunder or consummate the transactions contemplated hereby. The Parent is a corporation duly organized and in good standing under the laws of the State of Delaware and has the power and authority to carry on its business as presently conducted, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on its ability to timely perform its obligations hereunder or consummate the transactions contemplated hereby. Acquisition Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on its ability to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

            5.2 Authorization and Binding Obligation. Each of Vornado, the Parent and Acquisition Co. has all necessary partnership, corporate or other power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Vornado, Parent and Acqui-


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
sition Co. and the consummation by Vornado, the Parent and Acquisition Co. of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary partnership, corporate (or other) action on the part of each of Vornado, the Parent and Acquisition Co. and no other corporate action or other proceedings on the part of Vornado, the Parent or Acquisition Co. is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Vornado, the Parent and Acquisition Co. and constitutes a valid and binding obligation of Vornado, the Parent and Acquisition Co., enforceable against Vornado, the Parent and Acquisition Co. in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar rights of creditors generally and by general principles of equity.

            5.3 Consents and Approvals; No Conflicts. Except for applicable requirements of the HSRA and filing and recordation of the Merger Filings as required by the OBCA and the DGCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Vornado, the Parent or Acquisition Co. of the transactions contemplated by this Agreement, except where the failure to make such filing or obtain such permit, authorization, consent or approval, would not individually or in the aggregate have a material adverse effect on such Person's ability to timely perform its obligations hereunder or consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Vornado, the Parent or Acquisition Co. with any of the provisions hereof will
(a) result in any violation of any provision of the organizational documents of Vornado, the Parent or Acquisition Co., (b) violate any Applicable Law, or (c) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any material contract, agreement, note, bond, mortgage, indenture, license, lease, franchise, permit, Plan or other instrument or obligation to which Vornado, the Parent or Acquisition Co. is a party, or by which any of them or any of their respective properties is bound, except in the case of clauses (b) and (c) above, where such violation, breach, default or right of termination would not individually or in the aggregate have a material adverse effect on such Person's ability to timely perform its obligations hereunder or to consummate the transactions contemplated hereby.

            5.4 Litigation. There is no claim, litigation, proceeding or investigation pending or, to the best of Vornado's, the Parent's or Acquisition Co.'s knowledge, threatened, which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken by Vornado, the Parent or Acquisition Co. in connection with this Agreement or which would individually or in the aggregate have a material adverse effect on such person's ability timely to perform its respective obligations hereunder or to consummate the transactions contemplated hereby.

            5.5 Finders and Investment Bankers. None of Vornado, the Parent or Acquisition Co. has employed, or is subject to the valid claim of, any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement or the transactions contemplated hereby, who might be entitled to a fee or commission in connection herewith or therewith payable by Americold or any Americold Subsidiary.

            5.6 Financing, etc. Vornado has available to it pursuant to existing credit facilities sufficient cash on hand to allow it to pay the Merger Consideration, consummate the transactions contemplated hereby and pay related fees and expenses. Upon consummation of the Closing, Americold will be in compliance with Section 9.1 of the Amended and Restated Indenture dated as of March 9, 1993, and Section

9.01 of the Indenture dated as of April 9, 1996, each of which Indentures is referred to in the list of Americold Indebtedness set forth on Schedule 1.6 hereto of the Americold Indebtedness.


                                   ARTICLE VI

                                    COVENANTS

            6.1 Conduct of Business. During the period from the date hereof to the Closing Date, Americold covenants and agrees that it will and will cause the Americold Subsidiaries to carry on their businesses in the ordinary course of business, in substantially the same manner as heretofore conducted, and will use its reasonable commercial efforts to preserve intact its and the Americold Subsidiaries' present business organization, keep available the services of their respective officers and Employees and preserve their relationships with customers and suppliers and others having business dealings with them, to the end that their goodwill and going business shall be maintained following the Closing. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or with the prior written consent of the Parent, such consent not to be unreasonably withheld or delayed, or as set forth on
Schedule 6.1 hereto, Americold covenants and agrees that it will not, and it will not permit any Americold Subsidiary to do, or agree to do, on or after the date hereof, any of the following, on or before the Closing:

            (a) amend their respective certificates of incorporation or by-laws or other organizational documents;

            (b) rescind, modify, amend or otherwise change or affect any of the resolutions of the Board recommending adoption of this Agreement and authorization of the Merger;

            (c) issue, sell, transfer, assign, pledge, convey or dispose of any security or equity interest or any security convertible into or exchangeable or exercisable for any security or equity interest, including, without limitation, any subscriptions, options, warrants, calls, conversions or other rights, agreements, commitments, arrangements or understandings of any kind obligating Americold or any Americold Subsidiary, contingently or otherwise, to issue or sell, or cause to be issued or sold, any security or equity interest of Americold or any Americold Subsidiary or any security convertible into or exchangeable or exercisable for any security or equity interest;

            (d) split, combine or reclassify any shares of any class of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any class of its capital stock, or redeem or otherwise acquire any shares of such capital stock, except as required under the agreements listed on Schedule 6.1(d) hereto;

            (e) write off any receivables, except in the ordinary course of business consistent with past practice;

            (f) sell, assign, lease or otherwise transfer or dispose of any material assets except in the ordinary course of business consistent with past practice in an aggregate amount in excess of $350,000 unless the same shall be replaced with assets of equal or greater value and utility;

            (g) (i) except as set forth on Schedule 6.1(g) hereto and except in the ordinary course of business consistent with past practice under existing lines of credit, create, incur or assume any liability, including obligations in respect of capital leases, or make or commit to make capital expenditures in excess of

      $250,000 each or $500,000 in the aggregate or create, incur, assume, maintain or permit to exist any indebtedness in an aggregate amount greater than $250,000 for Americold and the Americold Subsidiaries combined; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for assumptions, guarantees or endorsements by Americold of the obligations of any Americold Subsidiary in the ordinary course of business consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances in the ordinary course of business consistent with past practice to Employees not to exceed $100,000 in the aggregate and extensions of credit made to customers on a trade receivable basis in the ordinary course of business consistent with past practice); or (iv) create, assume or permit to exist any Lien upon their assets, except for those in existence on the date of this Agreement and except for those additional Liens created in the ordinary course of business consistent with past practice;

            (h) except as set forth on Schedule 6.1(h) hereto (i) increase or modify or agree to increase or modify the compensation, bonuses or other benefits or perquisites of any Employee of Americold or any Americold Subsidiary, except for salary increases granted in the ordinary course of business consistent with past practice, or (ii) pay or commit to pay any compensation, bonus, pension or other retirement benefit or allowance, fringe benefit or other benefit not required by the terms of an existing Plan, or collective bargaining agreement as in effect on the date hereof or otherwise in the ordinary course of business consistent with past practice;

            (i) make any new elections, or make any changes to current elections, with respect to Taxes;

            (j) change their auditors, fail to maintain their books and records in accordance with GAAP or materially change their auditing or bookkeeping practices;

            (k) take or fail to take any action that would cause any of its representations and warranties not to be true and correct on the Closing Date in the manner required by Section 7.3(b) hereof;

            (l) cancel or materially amend or modify any real or material personal property leases;

            (m) other than in the ordinary course of business, cancel or materially amend or modify any agreements with customers; or

            (n) enter into any new agreements with any customers with a duration of more than one year.

            6.2 Third-Party Consents. Americold covenants and agrees that it will and will cause each Americold Subsidiary to use reasonable commercial efforts to obtain, prior to the Closing, the consents of third parties and Governmental Authorities set forth on Schedule 4.4 hereto.

            6.3 Compliance with OBCA; Filings; Information Statement. (a) As soon as practicable and in any event within ten (10) days after the date of this Agreement, Americold will prepare and deliver to each shareholder of Americold a notice (the "Notice"), in accordance with O.R.S. 60.214, 60.487 and 60.561, regarding (i) the execution of this Agreement, (ii) the Board's authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (iii) the availability of appraisal rights under O.R.S. 60.551-60.594. As promptly as practicable, Americold will prepare, and will provide to Vornado for its review and comment, an information statement (together with the Notice, the "Information Statement"). As promptly as practicable thereafter, Americold will deliver to each holder of

Americold Common Stock a copy of the Information Statement, provided that Americold will not circulate the Information Statement without Vornado's prior written consent. Americold agrees that none of the information included or incorporated by reference in the Information Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that the foregoing shall not apply to information supplied by or on behalf of the Parent or Acquisition Co. specifically for inclusion or incorporation by reference in the Information Statement. The Parent agrees that none of the information supplied by or on behalf of the Parent or Acquisition Co. specifically for inclusion or incorporation by reference in the Information Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements in such Information Statement, in light of the circumstances under which they are made, not misleading.

            (b) As promptly as practicable, each of Americold, the Parent and Acquisition Co. shall properly prepare and file any filings required under any Federal, state, county, local or municipal law relating to the Merger and the transactions contemplated herein (such filings, together with the filings required under the HSRA, are, collectively, the "Filings"). The Parent and Acquisition Co., on the one hand, and Americold, on the other, shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, the Filings by any governmental official, and each of Americold, the Parent and Acquisition Co. will supply the other with copies of all correspondence between it and each of its subsidiaries and representatives, on the one hand, and any appropriate governmental official, on the other hand, with respect to the Filings.

            6.4 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use (and Americold shall cause the Americold Subsidiaries to use) their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with one another in connection with the foregoing, including using its commercially reasonable efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained under Applicable Law, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and to effect all necessary registrations and Filings.

            6.5 Acquisition Proposals. None of Americold or any of Americold's employees, representatives or agents (collectively, the "Americold Representatives") shall, directly or indirectly, solicit or initiate inquiries or proposals from or enter into any agreement with respect to, or provide any confidential information to or participate in any discussions or negotiations with, any Persons or group (other than the Parent, Acquisition Co. and their respective subsidiaries and their respective directors, officers, employees, representatives and agents) concerning any sale of assets or shares of Americold Common Stock, any assets or shares of capital stock of any Americold Subsidiary or any merger, consolidation or similar transaction involving Americold or any Americold Subsidiary (except, in all cases, for any sale of immaterial assets in the ordinary course of business consistent with past practices). Americold will promptly cease and Americold will cause to be terminated by the Americold Subsidiaries any existing discussions or negotiations with any third parties conducted heretofore with respect to any of the foregoing and will use its reasonable commercial efforts to retrieve and/or caused to be destroyed any and all nonpublic information concerning Americold or any Americold Subsidiary that has been furnished to third parties in connection therewith. Americold will not, and will cause its controlled Affiliates not to, and will use its best efforts to cause its noncontrolled affiliates not to, directly or indirectly, make, or in any way participate, directly or indirectly, in any solicitation of proxies, or become a participant in a solicitation to vote, or seek to advise or influence any person to abstain from voting or to vote against the Merger, this Agreement or any of the transactions contemplated herein, or enter into any negotiations, discussions or arrangements, or otherwise facilitate, assist or encourage the efforts of any third party with respect to the foregoing.

            6.6 Public Announcements. The Parent and Americold will consult with one another before issuing any press release or otherwise making any public statement with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation without the consent of the Parent and Americold, except based on the advice of counsel for Americold or the Parent, as the case may be, as required by Applicable Law.

            6.7 Consent of the Parent. The Parent, as the sole shareholder of Acquisition Co., by executing this Agreement hereby consents to the execution, delivery and performance of this Agreement by Acquisition Co. and such consent shall be treated for all purposes as a vote duly adopted at a meeting of the shareholders of Acquisition Co. held for such purpose.


            6.8 Transfer Taxes. The Parent shall be responsible for the payment of all Transfer Taxes arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement.

            6.9 Officers' and Directors' Insurance; Indemnification of Officers and Directors. The Parent agrees that for the entire period from the Effective Time until at least six (6) years after the Effective Time (a) the Articles of Incorporation and the By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in Americold's Articles of Incorporation and By-Laws as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Americold unless such modification is required by Applicable Law and (b) the Surviving Corporation shall either (x) maintain in effect Americold's current directors' and officers' liability insurance covering those persons who are currently covered on the date of this Agreement by Americold's directors' and officers' liability insurance policy or (y) purchase a "tail" insurance policy having a policy limit equal to or greater than the aggregate policy limit of such insurance and covering such persons against claims made within six (6) years following the Effective Time; provided, however, that this Section (b) shall not require Vornado or the Parent to pay annual insurance premiums in excess of 125% of the current annual premium for Americold's existing directors' and officers' liability insurance.

            6.10 Americold Indebtedness. The Parent and Acquisition Co. shall furnish such information and certificates as Americold shall reasonably request in order for Americold and its counsel to be able to deliver the certificates, opinions and other instruments required under the change of control provisions of the Americold Indebtedness.

            6.11 Access. Upon reasonable notice, and except as may otherwise be required by Applicable Law, Americold shall (and shall cause the Americold Subsidiaries to) afford the Parent's officers, agents and advisors reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, Americold shall (and shall cause the Americold Subsidiaries to) furnish to the Parent and its agents and advisors all information concerning its business, properties and personnel as they may reasonably request, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Americold. All such information shall be governed by the terms of the Confidentiality Agreement referred to in Section 11.4.

            6.12 Management Arrangements. Americold shall enter into bonus arrangements with Americold management involving payments in the aggregate of not less than $610,000, and the parties shall negotiate in good faith the identities of the management recipients of such bonus arrangements, the respective amounts to be received by each and the respective terms thereof.


                                   ARTICLE VII

                               CLOSING CONDITIONS

            7.1 Conditions Precedent to the Obligations of All Parties. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

            (a) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSRA shall have expired or been terminated.

            (b) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect which would be reasonably likely to (i) make the consummation of the Merger by Vornado, the Parent, Acquisition Co. or Americold illegal or (ii) otherwise prevent the consummation of the Merger.

            7.2 Additional Conditions to the Obligation of Americold. The obligation of Americold to effect the Merger is also subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

            (a) Vornado, the Parent and Acquisition Co. shall each have performed in all material respects each of its respective obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

            (b) The representations and warranties of Vornado, the Parent and Acquisition Co. contained in this Agreement shall be true and correct in all material respects, in each case when made and, unless such representation or warranty is made as of a specific date (in which case it shall be true and correct in all material respects as of such date), at and as of the Effective Time as if made at and as of such time.

            (c) Americold shall have received a certificate, dated the Closing Date, of the President or any Vice President of Vornado, to the effect that the conditions specified in paragraphs (a) and (b) of this Section
      7.2 have been fulfilled.

            (d) Americold shall have received the opinion of Sullivan & Cromwell, special counsel to Vornado, the Parent and Acquisition Co., in form and substance reasonably satisfactory to Americold, as to the due authorization, execution and delivery of this Agreement by such parties.

            (e) Each of the Parent and Acquisition Co. shall have reaffirmed all of Americold's obligations under each of the Employment Agreements listed on Schedule 4.14 hereto.

            (f) Americold shall have paid, or caused to be paid, a fee of $2,000,000 to Kelso (the "Kelso Fee") in respect of Kelso's services in connection with the consummation of the transactions provided for hereby.

            7.3 Conditions Precedent to Obligations of Vornado, the Parent and Acquisition Co. The obligations of Vornado, the Parent and Acquisition Co. to effect the Merger are also subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

            (a) Americold shall have performed in all material respects each of its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

            (b) The representations and warranties of Americold set forth in this Agreement that are qualified by reference to a Material Adverse Effect shall be true and correct, and all other representations and warranties of Americold shall be true and correct, except for failures to be true and correct as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall have been true and correct in all material respects as of such date).

            (c) Vornado shall have received a certificate, dated the Closing Date, of the Chief Executive Officer of Americold, to the effect that the conditions specified in paragraphs (a) and (b) of this Section 7.3 have been fulfilled.

            (d) Vornado, the Parent and Acquisition Co. shall each have received the opinion of (i) Debevoise & Plimpton, special counsel to Americold, in form and substance reasonably satisfactory to Vornado, as to the absence of any agreements among the shareholders of Americold or with any potential purchaser of Americold that conflict with the execution, delivery and performance of this Agreement and (ii) Tonkon, Torp, Galen, Marmaduke & Booth, special counsel to Americold, in form and substance reasonably satisfactory to Vornado, as to the due authorization, execution and delivery of this Agreement and to the effect that the Merger has been duly authorized under Oregon law.

            (e) One or more Americold Principal Shareholders shall not have revoked or attempted to revoke any of the proxies referred to in Section 4.2(c) with respect to a majority or more of the outstanding shares of Americold Common Stock.

            (f) Americold shall have furnished to Vornado evidence reasonably satisfactory to Vornado that immediately prior to the Closing, Americold's principal amount of long-term indebtedness does not exceed $471,200,000.


                                  ARTICLE VIII

                                     CLOSING

            8.1 Time and Place. Subject to the satisfaction or waiver of all applicable conditions in Article VII, the Closing shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, N.Y. 10022, at 10:00 a.m., local time, on the third business day following the satisfaction of the condition set forth in Section 7.1(a), or on such other date as Americold and the Parent may agree.


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
            8.2 Filings at the Closing; Other Actions. At the Closing, the Parent and Americold shall cause the Merger Filings to be filed and recorded in accordance with the applicable provisions of the OBCA and the DGCL, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.


                                   ARTICLE IX

            NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

            All of the representations and warranties contained in this Agreement or any representations and warranties contained in any certificate, document or instrument delivered pursuant to this Agreement shall terminate as of the Closing. The covenants set forth in Sections 3.3, 3.5, 6.6, 6.8 and 6.9 herein shall survive the Closing.


                                    ARTICLE X

                               TERMINATION RIGHTS

            10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

            (a) by mutual consent of the Parent and Americold;

            (b) by either the Parent or Americold if the Merger shall not have been consummated on or before January 15, 1998; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or before the aforesaid date;


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
            (c) by the Parent, if Americold shall have materially breached any of its covenants herein or if Americold shall have made a material misrepresentation and not cured the same within 15 days of notice of such breach or misrepresentation;

            (d) by Americold, if either the Parent or Acquisition Co. shall have materially breached any of its covenants herein or if either the Parent or Acquisition Co. shall have made a material misrepresentation herein and not cured the same within 15 days of notice of such breach or misrepresentation; or

            (e) by either the Parent or Americold, if any court of competent jurisdiction or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and non-appealable.

            10.2 Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by the Parent or Americold pursuant to
Section 10.1 hereof, notice thereof shall forthwith be given to Americold or the Parent, respectively, and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. Each of the Parent and Acquisition Co. agrees that any termination by Vornado shall be conclusively binding upon it, whether given expressly on its behalf or not. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement except that any termination shall be without prejudice to the rights of any party hereto arising out of a breach by any other party of any covenant or agreement contained in this Agreement, and except that the provisions of Sections 6.6, 11.4, 11.5 and 11.7 hereof shall survive such termination.


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
                                   ARTICLE XI

                                OTHER PROVISIONS

            11.1 Amendment and Modification. Subject to Applicable Law, this Agreement may be amended, modified or supplemented only by mutual written agreement of the parties hereto.

            11.2 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party to this Agreement without the prior written consent of the other parties hereto. Any purported assignment made in contravention of the previous sentence shall be null and void.

            11.3 No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, successors and permitted assigns, except for the provisions of Section 6.10 hereof.

            11.4 Entire Agreement. This Agreement and the Confidentiality Agreement, dated as of July 29, 1997, between Americold and Vornado and the exhibits and schedules hereto and thereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein. Acquisition Co. hereby agrees that any consent or waiver of compliance given by the Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not. No party is making any representation or warranty whatsoever, express or implied, except the representations and warranties contained in this Agreement and each party acknowledges and agrees that it has not relied on or been induced to enter into this Agreement by any


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
representation or warranty other than those expressly set forth herein.

            11.5 Expenses. Except as otherwise provided in this Agreement, each of Vornado, the Parent and Acquisition Co., on the one hand, and Americold, on the other hand, shall be responsible for the payment of their respective expenses, including legal and accounting fees, in connection with the preparation, negotiation and closing of this Agreement and the transactions contemplated hereby.

            11.6 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

            11.7 Choice of Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its principles of conflict of laws, except insofar as the laws of the state of Oregon are mandatorily applicable to the Merger, and the state and federal courts of New York shall have exclusive jurisdiction over any controversy or claim arising out of or relating to this Agreement.

            11.8 Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows:


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
            (a) If to Vornado, the Parent or Acquisition Co., to it at:

                    Vornado Realty Trust
                    Park 80 West, Plaza II
                    Saddle Brook, NJ  07663
                    Attention: Mr. Michael D. Fascitelli

                    Telecopy #: (201) 291-1093

                    Sullivan & Cromwell
                    1701 Pennsylvania Avenue, N.W.
                    Washington, D.C.  20006
                    Attention: Janet T. Geldzahler

                    Telecopy #: (202) 293-6330

            (b)  If to Americold, to it at:

                    Americold Corporation
                    7007 S.W. Cardinal Lane
                    Suite 135
                    Portland, OR  97224
                    Telecopy #: (503) 598-8693

                  Attention: Ronald H. Dykehouse
                             Chief Executive Officer


                  with copies to:

                  Kelso & Company
                  320 Park Avenue
                  24th Floor
                  New York, NY  10022
                  Telecopy #: (212) 223-2379

                  Attention: James J. Connors, II, Esq.


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
                  and:

                  Tonkon, Torp, Galen, Marmaduke & Booth
                  1600 Pioneer Tower
                  888 S.W. Fifth Avenue
                  Portland, OR  97204
                  Telecopy #:  (503) 274-8779

                  Attention: Brian G. Booth, Esq.

or to such other Person or address as any party shall specify by notice in writing to the party entitled to notice. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received
(w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered or (z) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified or registered mail.

            11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.


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
            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                              VORNADO REALTY TRUST


                              By: /s/ Michael D. Fascitelli
                                 ___________________________
                                 Name:
                                 Title:


                              PORTLAND PARENT, INC.


                              By: /s/ Michael D. Fascitelli
                                 __________________________
                                 Name:
                                 Title:


                              PORTLAND STORAGE ACQUISITION CO.


                              By: /s/ Michael D. Fascitelli
                                 __________________________
                                 Name:
                                 Title:


                              AMERICOLD CORPORATION


                              By:/s/  Ronald H. Dykehouse
                                 __________________________
                                 Name: Ronald H. Dykehouse
                                 Title: Chairman, CEO and President


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
                                                                       Exhibit A

                        Americold Principal Shareholders

             Name                               Number of Shares
             ----                               ----------------
KIA III-Americold, Inc. L.P.                        2,000,000

Kelso Investment Associates II, L.P.                  500,000

Kelso Equity Partners, L.P.                            70,000


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